KOHL'S CORPORATION REPORTS AUGUST COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - September 1, 2011 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended August 27, 2011 total sales decreased 0.1 percent and comparable store sales decreased 1.9 percent from the four-week month ended August 28, 2010. Year to date, total sales increased 2.9 percent and comparable store sales increased 1.1 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our August comp sales results were mainly driven by lower customer traffic. We are aggressively increasing our marketing as well as sharpening our pricing focus for the remainder of the fall season to reverse this trend. We are optimistic that these steps, combined with the excitement surrounding the Jennifer Lopez and Marc Anthony launches later this month, will have a favorable impact on our sales for the remainder of the year."
			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2011 .	2010 .	2011 .	2010 .	2011 .	2010 .
August	$ 1,414	$ 1,416	(0.1)%	7.7%	(1.9)%	4.5%
Year to date	9,824	9,551	2.9	9.0	1.1	5.7

The Company operates 1,097 stores in 49 states, compared to 1,067 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m. ET on Thursday, September 1, 2011 until 8:30 p.m. ET on Friday, September 2, 2011. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Goldman Sachs Seventeenth Annual Global Retailing Conference

Kevin Mansell will be presenting at the Goldman Sachs 18th Annual Global Retailing Conference at the New York Marriott Marquis on Thursday, September 8, 2011 at 11:10 a.m ET. The web cast can be accessed via the Kohl's corporate website (www.KohlsCorporation.com) or http://cc.talkpoint.com/gold006/090711a_lr/?entity=15_G0EYJL1. Replays will be available for thirty days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,097 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $180 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations: Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464